FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-06

Subject: WFCM 2025-5C6 - **XA STATUS** PUBLICS

WFCM 2025-5C6 - **XA STATUS** PUBLICS

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and UBS Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	ExpectedRatings (Fitch/Moody's/DBRS)	Available Size ($MM)	~Proceeds ($MM)	IO GUIDANCE STATUS
X-A	AAAsf/Aaa(sf)/AAA(sf)	$435.863	$25.390	J-45 ~4x

POOL BALANCE:	$622,662,516
NUMBER OF LOANS/PROPERTIES:	26 / 51
WA MORTGAGE INT. RATE:	6.4863%
WA CUT-OFF LTV:	56.4%
WA UW NCF DSCR:	1.64x
WA UW NOI DEBT YLD:	11.3%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	71.4%

LOAN SELLERS:	JPMCB (24.1%), WFB (18.3%), LMF (17.1%), RIALTO (10.1%), AREF (9.6%), CREFI (9.2%), GSMC (7.6%) AND UBS (4.0%)
TOP 5 STATES:	NY (36.5%), CA (21.2%), CT (10.6%), TX (8.6%), WI (6.9%)
TOP 5 PROPERTY TYPES:	RT (26.1%), IN (18.3%), MF (18.3%), HT (14.0%), MU (12.7%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	RREF V - D AIV RR H, LLC

THIRD PARTY PASSWORDS:

Bloomberg:

Dealname: WFCM 2025-5C6

Password: 20255C6

Trepp:

Dealname: WFCM 2025-5C6

Password: 20255C6

Intex:

Dealname: WFC255C6

Password: sl7216s6n6kjrnibz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.